Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: Calvin Boyd
(248) 433-4527
email: calvin.boyd@pulte.com

Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com
PULTE HOMES REPORTS FOURTH QUARTER AND FULL YEAR 2006
FINANCIAL RESULTS
•	Loss from Continuing Operations of $.03 Per Diluted Share, Including $350 Million in Impairments and Land-Related Charges
•	Consolidated Revenues of $4.4 Billion for the Quarter, Down 14%
•	Q4 Closings were 12,566 Homes, a Decline of 20%; Average Sales Price Per Home Increases 6% to $341,000
•	Contract Backlog Valued at $3.6 Billion, Representing 10,255 Homes
•	2006 Consolidated Revenues $14.3 Billion, a 3% Decrease; 2006 Earnings from Continuing Operations were $2.67 Per Diluted Share, a Decline of 51%
•	Company Provides First Quarter 2007 Guidance
          Bloomfield Hills, MI, January 31, 2007 — Pulte Homes (NYSE: PHM) announced today financial results for its fourth quarter and year ended December 31, 2006. For the quarter, the Company reported a loss from continuing operations of $8.3 million, or $0.03 per diluted share, compared with $532 million of income from continuing operations for the prior year fourth quarter, or $2.03 per diluted share. Consolidated revenues for the quarter were $4.4 billion, a decline of 14% from prior year revenues of $5.1 billion.
          For the full year 2006, Pulte Homes reported consolidated revenues of $14.3 billion, a decrease of 3% from the prior year. Full year earnings from continuing operations were $2.67 per diluted share, compared with $5.47 in the prior year.
          “Pulte made meaningful progress during the fourth quarter by improving our house and land inventory positions, adjusting our SG&A levels and positioning ourselves for success in the future,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “In addition, we witnessed some promising signs of stabilization at the conclusion of the quarter, and into the first month of 2007, although it’s too early to tell how strong and sustainable this may prove to be in the months ahead. The cancellation rate, which declined to 34.7% in the fourth quarter from 35.8% in the third quarter, continued to improve into January 2007. Going forward, Pulte will maintain its keen focus on balance sheet improvement, while working diligently to build pre-sold inventory as the selling season unfolds.”

Fourth Quarter Results
          Revenues from homebuilding settlements in the fourth quarter decreased 15% to $4.3 billion, compared with $5.0 billion last year. The change in revenue for the quarter reflects a 6% increase in average selling price to $341,000, offset by a 20% decrease in closings to 12,566 homes. The increase in average selling price primarily reflects geographic changes in the mix of homes closed during the period.
          Fourth quarter homebuilding pretax loss was approximately $34 million, compared with prior year pretax income of $820.5 million. Pretax loss for the period reflects a decline in gross margins to 11.0% from 22.3%, combined with an increase in SG&A as a percentage of home sale revenues to 7.2% compared with 6.2%. Homebuilding pretax income for the fourth quarter of 2006 is inclusive of approximately $350 million, or $0.88 per diluted share, of charges resulting from adjustments to land inventory and land held for sale, including the Company’s investment in unconsolidated joint ventures, and the write-off of deposits and pre-acquisition costs associated with land transactions the Company no longer plans to pursue.
          Net new home orders for the fourth quarter were 6,446 homes, valued at $2.1 billion, which represent declines of 34% and 38%, respectively, from prior year fourth-quarter results. Pulte Homes’ backlog as of December 31, 2006, was valued at $3.6 billion (10,255 homes), compared with a value of $6.3 billion (17,817 homes) last year. At the end of the quarter, the Company’s debt-to-capitalization ratio was 35.0%, and its net debt-to-capitalization ratio was 31.2%.
          The Company’s financial services operations reported a 14% increase in fourth quarter pretax income to $29.7 million, as the business benefited from a positive mix of mortgage products and a more favorable interest rate environment. Mortgage capture rate for the quarter was 93.3%, compared with 90.6% for the same quarter last year.
Full Year Results
          For the year ended December 31, 2006, Pulte Homes’ income from continuing operations was $689.6 million, compared with prior year income from continuing operations of $1.4 billion. Earnings from continuing operations for 2006 were $2.67 per diluted share, a decrease of 51% from prior year earnings of $5.47 per diluted share. Consolidated revenues for 2006 were $14.3 billion, down by 3% from $14.7 billion in 2005.
          Revenues from homebuilding settlements for 2006 were $14 billion, a decrease of 3% from the prior year. The decline was primarily attributable to a 9% decrease in the number of homes closed to 41,487, partially offset by a 7% increase in the average selling price to $337,000. The increase in average selling price for the period reflects a combination of changes in product mix and geographic mix of homes closed during the period.
          Homebuilding pretax income for 2006 was approximately $1 billion, compared with prior year pretax income of $2.3 billion. Pretax margins as a percentage of home settlement revenues for 2006 decreased 880 basis points to 7.2%, reflecting a 600-basis point decline in gross margins from home sales, and lower profitability on land sales. Homebuilding pretax income for 2006 is inclusive of approximately $505 million, or $1.24 per diluted share, of charges resulting from adjustments to land inventory and land held for sale, including the Company’s investment in unconsolidated joint ventures, and the write-off of deposits and pre-acquisition costs associated with land transactions the Company no longer plans to pursue.

          For 2006, Pulte’s financial services operations reported pretax income of $115.5 million, compared with $70.6 million in the prior year. In addition, 2006 results reflect a first-quarter gain of approximately $31.6 million from the sale by Pulte Mortgage LLC of its investment in a Mexico-based mortgage-banking company.
First Quarter 2007 Guidance
          “Our earnings visibility going forward remains limited due to rapidly changing market conditions and uncertainty regarding possible future land-related charges,” said Dugas. “For the first quarter of 2007, we are providing earnings guidance in the range from break-even to a loss of $.10 per diluted share, exclusive of any additional land-related charges. Given this fluid environment, we are not in a position at this time to provide full-year guidance for 2007.”
          A conference call discussing Pulte Homes’ fourth quarter and full year 2006 results will be held Thursday, February 1, 2007 at 8:30 a.m. Eastern Time, and web cast live via Pulte.com. Interested investors can access the call via the Company’s home page at www.pulte.com.
          Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with the Company’s business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control. See the Company’s Annual Report on Form 10-K/A and Annual Report to Shareholders for the year ended December 31, 2005 and other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to Pulte’s business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.
About Pulte Homes
Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 150 company with operations in 52 markets and 27 states. In 2006, it delivered 41,487 homes and generated consolidated revenues of $14.3 billion. During its 57-year history, the company has constructed nearly 500,000 homes. In 2006, Pulte Homes received the most awards in the J.D. Power and Associates® New Home-Builder Customer Satisfaction Studysm, marking the seventh-straight year Pulte achieved this distinction. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and better. Its DiVosta brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.
Websites: www.pulte.com; www.delwebb.com; www.divosta.com

Pulte Homes, Inc.
Condensed Consolidated Results
Of Operations
(000’s omitted, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$4,328,665	$5,077,843	$14,075,248	$14,528,236
Financial Services	59,663	52,497	194,596	161,414
Other non-operating	578	1,260	4,564	4,885

Total Revenues	$4,388,906	$5,131,600	$14,274,408	$14,694,535

Pretax income (loss):
Homebuilding	$(34,094)	$820,459	$1,010,368	$2,298,822
Financial Services	29,683	25,933	115,460	70,586
Other non-operating	(13,644)	(15,799)	(43,100)	(92,394)

Income (loss) from continuing operations before income taxes	(18,055)	830,593	1,082,728	2,277,014

Income taxes (benefit)	(9,754)	298,856	393,082	840,126

Income (loss) from continuing operations	(8,301)	531,737	689,646	1,436,888
Income (loss) from discontinued operations	(111)	42,802	(2,175)	55,025

Net income (loss)	($8,412)	$574,539	$687,471	$1,491,913

EARNINGS PER SHARE — ASSUMING DILUTION:

Income (loss) from continuing operations	($.03)	$2.03	$2.67	$5.47
Income (loss) from discontinued operations	—	.16	(.01)	.21

Net income (loss)	($.03)	$2.19	$2.66	$5.68

Shares used in per share calculations	257,606	262,443	258,621	262,801

Pulte Homes, Inc.
Condensed Consolidated Balance Sheets
($000’s omitted)

	December 31,
	2006	December 31,
	(Unaudited)	2005
ASSETS
Cash and equivalents	$551,292	$1,002,268
Unfunded settlements	72,597	156,663
House and land inventory	9,374,335	8,756,093
Land held for sale	465,823	257,724
Land, not owned, under option agreements	43,609	76,671
Residential mortgage loans available-for-sale	871,350	1,038,506
Investments in unconsolidated entities	150,685	301,613
Goodwill	375,677	307,693
Intangible assets, net	118,954	127,204
Other assets	982,034	1,023,739
Deferred income tax asset	170,518	12,686

	$13,176,874	$13,060,860

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued and other liabilities	$2,180,592	$2,584,060
Collateralized short-term debt, recourse solely to applicable subsidiary assets	814,707	893,001
Income taxes	66,267	239,930
Senior notes and subordinated notes	3,537,947	3,386,527

Total Liabilities	6,599,513	7,103,518
Shareholders’ Equity	6,577,361	5,957,342

	$13,176,874	$13,060,860

Pulte Homes, Inc.
Segment Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
HOMEBUILDING:
Home sales (settlements)	$4,283,094	$5,027,123	$13,975,387	$14,370,667
Land sales	45,571	50,720	99,861	157,569

Homebuilding Revenue	4,328,665	5,077,843	14,075,248	14,528,236

Home cost of sales	(3,810,916)	(3,903,857)	(11,544,905)	(11,005,591)
Land cost of sales	(66,215)	(41,387)	(138,528)	(139,377)
Selling, general & administrative expense	(306,651)	(313,900)	(1,136,027)	(1,107,816)
Other income (expense), net	(178,977)	1,760	(245,420)	23,370

Pretax income (loss)	$(34,094)	$820,459	$1,010,368	$2,298,822

FINANCIAL SERVICES:
Pretax income	$29,683	$25,933	$115,460	$70,586

OTHER NON-OPERATING:
Pretax loss:
Net interest expense	$(1,852)	$(2,481)	$(531)	$(43,344)
Other expense, net	(11,792)	(13,318)	(42,569)	(49,050)

Total Other Non-operating	$(13,644)	$(15,799)	$(43,100)	$(92,394)

Pulte Homes, Inc.
Business Operating Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Homebuilding Settlement Revenues	$4,283,094	$5,027,123	$13,975,387	$14,370,667

Unit settlements:
Northeast	1,054	1,500	3,489	3,909
Southeast	1,476	1,335	4,504	4,127
Florida	1,984	2,866	7,374	8,784
Midwest	1,269	2,304	4,171	5,879
Central	1,591	2,499	6,192	6,424
Southwest	3,561	3,085	10,548	10,237
California	1,631	2,081	5,209	6,270

	12,566	15,670	41,487	45,630

Average selling price	$341	$321	$337	$315

Unit net new orders:
Northeast	623	697	2,813	4,019
Southeast	715	976	4,632	4,888
Florida	769	1,577	4,501	8,383
Midwest	749	1,240	4,087	5,928
Central	895	1,801	5,437	7,549
Southwest	1,755	2,447	8,365	10,723
California	940	1,083	4,090	6,041

	6,446	9,821	33,925	47,531

Net new orders — dollars:	$2,053,000	$3,285,000	$11,253,000	$15,518,000

Unit backlog:
Northeast			917	1,593
Southeast			1,708	1,580
Florida			1,212	4,085
Midwest			1,199	1,283
Central			1,320	2,075
Southwest			2,719	4,902
California			1,180	2,299

			10,255	17,817

Dollars in backlog			$3,580,000	$6,301,000

Pulte Homes, Inc.
Business Operating Data, continued
($000’s omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
MORTGAGE ORIGINATIONS:

Origination volume	12,628	14,972	40,269	42,994

Origination principal	$2,762,100	$3,046,900	$8,683,500	$8,528,600

Capture rate percentage	93.3%	90.6%	91.4%	89.2%

Pulte Homes, Inc.
Supplemental Information
($000’s omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Interest expense:
Homebuilding (included in home cost of sales)	$93,403	$58,506	$255,688	$179,584
Financial Services	6,923	5,768	23,721	16,004
Other non-operating	2,430	3,741	5,095	48,229

Total interest expense	$102,756	$68,015	$284,504	$243,817

Depreciation & amortization	$25,166	$16,702	$83,675	$61,512